                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            VULCAN MATERIALS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

         Pursuant to Item 304 of Regulation S-T, the following is an appendix listing and providing a narrative description of all image information which appears in the 1999 Proxy Statement.

         The boxes appearing in the section entitled "NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS" represent photographs of the individuals discussed in this section.

                                 March 31, 1999


To Our Shareholders:

         You are cordially invited to attend the Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held in our new corporate office in Liberty Park at 1200 Urban Center Drive, Birmingham, Alabama, on Friday, May 14, 1999, at 10:00 a.m., Central Daylight Time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy accompany this letter.

         We hope that you will be present at the meeting. Whether or not you plan to attend, however, please execute and return your proxy or take advantage of our new Internet and telephone voting systems so that we may be assured of the presence of a quorum at the meeting. A postage-prepaid envelope is enclosed for your convenience in replying by mail. Your prompt vote will be greatly appreciated.

         Our Annual Report to Shareholders for 1998 is enclosed. We trust you will find it interesting and informative.

                                    Sincerely yours,


                                    DONALD M. JAMES
                                    Chairman and
                                    Chief Executive Officer

                  NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 14, 1999

To the Shareholders of the Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of the Shareholders of Vulcan Materials Company (the "Company") will be held in the McCook Conference Room, 1200 Urban Center Drive, Birmingham, Alabama, on Friday, May 14, 1999, at 10:00 a.m., Central Daylight Time, for the following purposes:

1. To elect four (4) directors to serve three-year terms and one (1) director to serve a two-year term or until their successors are duly elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1999.

3.       To transact such other business as may properly come before the Annual
         Meeting.

Holders of record of the Common Stock of the Company at the close of business on March 26, 1999, are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting, or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

                                    By Order of the Board of Directors,



                                    WILLIAM F. DENSON, III
                                    Secretary


1200 Urban Center Drive
Birmingham, Alabama 35242
March 31, 1999


--------------------------------------------------------------------------------
                 NOTE -- PLEASE SIGN, DATE AND RETURN YOUR PROXy
                             AS PROMPTLY AS POSSIBLE
                       WHETHER YOU OWN ONE OR MANY SHARES.
--------------------------------------------------------------------------------

                             PROXY STATEMENT FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 14, 1998

         The accompanying proxy is solicited on behalf of the Board of Directors of Vulcan Materials Company (the "Company") for use at the Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held in the McCook Conference Room, 1200 Urban Center Drive, Birmingham, Alabama, at 10:00 a.m., Central Daylight Time, on Friday, May 14, 1999, and any adjournments thereof. A shareholder giving a proxy may revoke it at any time before it is voted by sending a letter of revocation to the Secretary of the Company, in care of First Chicago Trust Company of New York, P. O. Box 8060, Edison, New Jersey 08818-9039. A proxy may also be revoked by signing and returning a ballot at the Annual Meeting or by signing a proxy with a more recent date than that of the proxy first given and returning it to the inspectors of election. Attendance at the Annual Meeting by itself will not revoke a proxy. The mailing address of the principal executive office of the Company is P. O. Box 385014, Birmingham, Alabama 35238-5014. The approximate date on which this Proxy Statement and the proxy are to be first mailed to shareholders is March 31, 1999.

                               GENERAL INFORMATION

         On March 26, 1999, the record date for the Annual Meeting, the number of issued and outstanding shares of Common Stock of the Company was 100,866,579. The holders of each outstanding share of Common Stock of the Company on such date are entitled to one vote per share with respect to each matter to be considered at the Annual Meeting. There are no cumulative voting rights.

         A majority of the outstanding shares of Common Stock, represented in person or by proxy, is required to constitute a quorum at the Annual Meeting. Shares of Common Stock of the Company, represented by proxies which have been properly executed and duly returned, will be counted for purposes of determining a quorum and will be voted at the Annual Meeting as specified by the shareholders. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which a proxy is received and (i) no instructions have been received from the beneficial owner or person entitled to vote, (ii) the broker or nominee does not have discretionary voting power and (iii) the record holder has indicated that it does not have authority to vote such shares on the matter) generally will be treated as present for purposes of determining a quorum, but will have the effect as described below concerning the matters to be voted upon by the shareholders at the Annual Meeting.

         The affirmative vote of a plurality of the votes cast by the holders of outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting is necessary to elect the nominees for directors named in the Proxy Statement. Under New Jersey law, neither an abstention nor a broker non-vote is considered a vote for the purpose of determining the number of votes cast on a proposal. Accordingly, abstentions and broker non-votes with respect to the election of directors will have no effect upon the election of directors at the Annual Meeting. The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock of the Company present in person or represented by a proxy at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche as independent auditors for 1999. Therefore, abstentions and broker non-votes with respect to the ratification of the Company's independent auditors will have the same effect as negative votes.

         Duly executed proxies without voting instructions will be voted in accordance with the recommendations of the Board of Directors. As of the date of this Proxy Statement, the Board of Directors does not know of any business to be presented for consideration or action at the Annual Meeting other than that described in this Proxy Statement.

         The Board of Directors has adopted a policy pursuant to which all proxies, ballots and tabulations relating to shareholder meetings are to be maintained in confidence, except where disclosure may be required by applicable law, where shareholders write comments on their proxy forms, where disclosure is expressly requested by a shareholder, and in limited circumstances as determined by the Board of Directors, such as proxy solicitations not approved and recommended by the Board of Directors. The inspectors of election and the tabulators of all proxies, ballots and voting results that identify shareholders are independent and are not employees of the Company.

         The costs of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone or telegraph. The Company has retained Georgeson & Company Inc. for a fee of $6,500 and the reimbursement of out-of-pocket expenses, to assist in the solicitation of proxies from brokerage firms, banks and other institutional holders. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to, and obtaining proxies from, beneficial owners of the Common Stock of the Company.

         On March 10, 1999, the Company effected a 3-for-1 stock split. Accordingly, all numbers in this Proxy Statement relating to shares of the Company's Common Stock have been adjusted to reflect the stock split.


                            1. ELECTION OF DIRECTORS

         The By-laws of the Company provide that the Board of Directors shall consist of not fewer than nine nor more than 21 directors, the number of directors within such minimum and maximum limits to be determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed the number of directors of the Company at 12.

         The Company's Certificate of Incorporation (Restated 1988) provides that the Board of Directors shall be divided into three classes, each of which serves for three years, with one class being elected each year.

         The Board of Directors has nominated four persons for election as directors to serve three-year terms expiring in 2002 and one person for election as a director to serve a two-year term expiring in 2001. Unless otherwise directed, proxies will be voted in favor of these five nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. These nominees have consented to serve if elected, and the Board of Directors has no reason to believe that any of the persons nominated will be unable to accept election.

         The following information about the nominees for director and the directors continuing in office is provided below: (1) their ages as of March 31, 1999; (2) the year they first became directors of the Company; (3) their principal occupations since 1994; (4) other directorships, including any directorship of a company which has a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, is subject to the reporting requirements of Section 15(d) of said Act or is registered as an investment company under the Investment Company Act of 1940; and (5) memberships on committees of the Board of Directors.


                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                             TERMS EXPIRING IN 2002


                                     [PHOTO]

PHILIP J. CARROLL
Age: 61.
Chairman and Chief Executive Officer of Fluor Corporation, Irvine, California (an engineering, construction and diversified services company), since July, 1998; President and Chief Executive Officer of Shell Oil Company, Houston, Texas (a leading oil and natural gas producer; manufacturer, transporter and marketer of oil and chemicals products), prior thereto.
OTHER DIRECTORSHIPS: Boise Cascade Corporation; Fluor Corporation.



                                     [PHOTO]

LIVIO D. DESIMONE
Age: 62. Director since 1987.
Chairman and Chief Executive Officer of Minnesota Mining & Manufacturing Company, St. Paul, Minnesota (a diversified manufacturer).
OTHER DIRECTORSHIPS: Cargill, Incorporated; Dayton Hudson Corporation; General Mills, Inc.; Minnesota Mining & Manufacturing Company.
COMMITTEE MEMBERSHIPS: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

                                    [PHOTO]

DONALD M. JAMES
Age: 50. Director since 1996.
Chairman and Chief Executive Officer of the Company since May, 1997; President and Chief Executive Officer from February, 1997 to May, 1997; President and Chief Operating Officer from February, 1996 to February, 1997; President of the Company's Southern Division from 1994 to 1996; Senior Vice President, South, Construction Materials Group of the Company from 1995 to 1996.
OTHER DIRECTORSHIPS: Protective Life Corporation; SouthTrust Corporation. COMMITTEE MEMBERSHIPS: Executive.


                                    [PHOTO]

ANN D. MCLAUGHLIN
Age: 57. Director since 1990.
Chairman, The Aspen Institute, Aspen, Colorado (an independent, nonprofit organization whose programs are designed to enhance the ability of leaders to understand national and international issues), since 1996; Vice Chairman of that organization from 1993 to 1996; President, Federal City Council, Washington, D.C. (a nonpartisan, nonprofit organization which is dedicated to improving the nation's capital), from 1990 until 1995.
OTHER DIRECTORSHIPS: AMR Corporation; Donna Karan International, Inc.; Fannie Mae; General Motors Corporation; Harman International Industries, Inc.; Host Marriott Corporation; Kellogg Company; Nordstrom, Inc.; Union Camp Corporation. COMMITTEE MEMBERSHIPS: Audit Review; Executive; Finance and Pension Funds; Safety, Health and Environmental Affairs.


                              TERM EXPIRING IN 2001


                                    [PHOTO]

HERBERT A. SKLENAR
Age 67. Director since 1973.
Chairman Emeritus of the Company since May, 1997; Chairman of the Board from February, 1997 to May, 1997; Chairman and Chief Executive Officer prior thereto. OTHER DIRECTORSHIPS: AmSouth Bancorporation; Protective Life Corporation; Temple-Inland, Inc.
COMMITTEE MEMBERSHIPS: Finance and Pension Funds; Safety, Health and Environmental Affairs.

                      THE BOARD OF DIRECTORS OF THE COMPANY
                 RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

                             TERMS EXPIRING IN 2001


                                    [PHOTO]

DOUGLAS J. MCGREGOR
Age: 58. Director since 1992.
Principal, C.A.M. Investments, Pepper Pike, Ohio (an investment firm), since January, 1999; Chairman and Chief Executive Officer, M. A. Hanna Company, Cleveland, Ohio (an international specialty chemicals company with interests in formulated polymers), from July, 1997 until October, 1998; President and Chief Executive Officer from January, 1997 to July, 1997; President and Chief Operating Officer prior thereto.
OTHER DIRECTORSHIPS: KeyCorp.
COMMITTEE MEMBERSHIPS: Audit Review; Compensation; Safety, Health and Environmental Affairs.



                                    [PHOTO]

DONALD B. RICE
Age: 59. Director since 1986.(*)
President and Chief Executive Officer of UroGenesys, Inc., Santa Monica, California (a biotechnology company developing therapeutics and diagnostic testing for urogenital cancer), since 1996; President and Chief Operating Officer of Teledyne, Inc., Los Angeles, California (a manufacturer of aviation, electronic, industrial, specialty metal and consumer products) prior thereto. OTHER DIRECTORSHIPS: Scios, Inc.; Unocal Corp.; UroGenesys, Inc.; Wells Fargo & Company.
COMMITTEE MEMBERSHIPS: Audit Review; Executive; Finance and Pension Funds; Governance and Succession.

(*) Dr. Rice was first elected a director in 1986, and served until May, 1989, when he was appointed Secretary of the Air Force. He was reelected a director of the Company by the Board of Directors on February 12, 1993.


                                     [PHOTO]

ORIN R. SMITH
Age: 63. Director since 1983.
Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), since January, 1995; President and Chief Executive Officer of that company prior thereto.
OTHER DIRECTORSHIPS: Engelhard Corporation; Ingersoll-Rand Company; Perkin-Elmer Corporation; Summit Bancorporation.
COMMITTEE MEMBERSHIPS: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

                             TERMS EXPIRING IN 2000


                                    [PHOTO]

MARION H. ANTONINI
Age: 68. Director since 1983.
Principal, Kohlberg & Company, Mount Kisco, New York (a private merchant banking firm), since January, 1998; Chairman, Chief Executive Officer and President of Welbilt Corporation, Stamford, Connecticut (a manufacturer and distributor of commercial food service equipment and residential furnaces) prior thereto.
OTHER DIRECTORSHIPS: Colorspot Nurseries, Inc.; Engelhard Corporation; Holley Performance Products, Inc.; Scientific-Atlanta, Inc.; Turbo Chef Technologies. COMMITTEE MEMBERSHIPS: Compensation; Executive; Governance and Succession; Finance and Pension Funds.



                                    [PHOTO]

A. FREDERICK GERSTELL
Age: 61. Director since February, 1999.
Vice Chairman and Consultant of the Company since January, 1999; Chairman and Chief Executive Officer of CalMat Co., Los Angeles, California (a leading producer of construction aggregates, asphalt and ready mixed concrete), prior thereto. OTHER
DIRECTORSHIPS: Farr Co.; Northern Trust Co. of California.


                                    [PHOTO]

JOHN K. GREENE
Age: 69. Director since 1974.
Special Principal, William Blair & Company, Chicago, Illinois (an investment banking firm), since 1995; Partner of that company prior thereto.
COMMITTEE MEMBERSHIPS: Audit Review; Governance and Succession; Finance and Pension Funds.


                                    [PHOTO]

JAMES V. NAPIER
Age: 62. Director since 1983.
Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications).
OTHER DIRECTORSHIPS: Engelhard Corporation; Intelligent Systems, Inc.; McKesson HBOC; Personnel Group of America, Inc.; Scientific-Atlanta, Inc.; Westinghouse Air Brake Co.
COMMITTEE MEMBERSHIPS: Audit Review; Compensation; Finance and Pension Funds.

                        BOARD OF DIRECTORS AND COMMITTEES

         In 1998, the Board of Directors held nine meetings. The Board of Directors has established six standing committees which have the responsibilities set forth below.

         The Executive Committee has the same powers as the Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board of Directors. The Executive Committee met two times in 1998.

         The Audit Review Committee advises the Board of Directors and the management of the Company from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the financial management of the Company. The Audit Review Committee also reviews with the firm of independent certified public accountants its audit procedures and other significant aspects of the annual audit made by the firm, and advises the Board of Directors of the adequacy of the audit by the independent certified public accountants. The Audit Review Committee met two times during 1998.

         The Compensation Committee interprets and administers the Company's Management Incentive Plan, the 1991 Long-Range Performance Share Plan and the 1996 Long-Term Incentive Plan. It is comprised of nonemployee directors ineligible to participate in these plans. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each officer of the Company, each division president and each Chemicals Group business unit president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of the Company. It also makes recommendations to the Board of Directors concerning changes in the compensation of the directors of the Company. The Compensation Committee met four times during 1998.

         The Governance and Succession Committee: (a) conducts such meetings as are appropriate with other directors, officers, other employees of the Company, or any other persons whom it might select for purposes of discussing with them
(i) the tenure and selection of persons for membership on the Board of Directors and (ii) the tenure and selection of a successor to the chief executive officer, and (b) makes appropriate recommendations to the Board of Directors with respect thereto. This Committee will consider nominees for director recommended by shareholders for 2000 if such recommendations are made in writing, addressed to the Committee, in care of the Secretary of the Company, at the principal office of the Company, and are received by December 1, 1999. The Governance and Succession Committee met two times during 1998.

         The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing the Company's policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring the Company's compliance with safety, health and environmental laws and regulations. The SHE Committee met two times during 1998.

         The Finance and Pension Funds Committee has responsibility for overseeing the Company's financial affairs and recommending to the Board of Directors financial policies and actions to accommodate the Company's goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about the Company's financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. The Finance and Pension Funds Committee met two times in 1998.


                            COMPENSATION OF DIRECTORS

         Members of the Board of Directors who are not employees of the Company are paid a retainer of $30,000 per year, plus a fee of $1,500 for each meeting actually attended.

         Each member of a committee who is not an employee of the Company is paid a fee of $1,500 for each committee meeting attended in person or by telephone and for each unanimous consent to action in lieu of meeting executed. In addition, each chairman of a committee who is not an employee of the Company is paid a fee of $5,000 per year for service as chairman of a committee.

         The Company has a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Deferred Compensation Plan") under which payment to nonemployee directors of their compensation as directors may be deferred for certain periods or until they cease to be directors. Currently, five directors are deferring their fees pursuant to the Deferred Compensation Plan. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted to the equivalent of that number of shares of the Company's Common Stock (based on the market price at the time of deferral) that could be purchased with the deferred amounts, and are thereafter credited with amounts equal to dividends thereon (also converted to stock equivalents). All payments under the Deferred Compensation Plan are in the form of cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation would be made within 30 days if (i) there is a Change in Control (see the definition of "Change in Control" on page 26) and (ii) at any time after a Change in Control the participating director ceases to be a member of the Board of Directors, the Deferred Compensation Plan is terminated or the Company's capital structure is changed materially. The Deferred Compensation Plan was approved by the shareholders in 1993.

         The Company also has a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"), which was adopted by the Board of Directors and approved by the shareholders of the Company in 1996. The Deferred Stock Plan is designed to provide for the payment of a greater portion of the compensation of nonemployee directors of the Company in the form of equity, thereby more closely aligning the interests of the nonemployee directors with those of the other shareholders of the Company. Under the Deferred Stock Plan, an account is established for each nonemployee director to which deferred stock units are credited. Each deferred stock unit will evidence the right to receive a share of Common Stock of the Company upon the director's termination of service. The Deferred Stock Plan provides that each nonemployee director will receive annual grants of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to nonemployee directors then in effect by the average daily closing price per share of Common Stock of the Company for the 20 trading days prior to the date of grant. On each date on which a regular cash dividend is paid on the Common Stock, the account of each eligible nonemployee director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of Common Stock evidenced by the deferred stock units credited to the account of each such nonemployee director.

         The entire balance of a nonemployee director's account will be paid to the director, in either a lump sum or installments at the election of such director, in shares of Common Stock of the Company, upon the director's termination of service. The value of the deferred stock units is dependent upon the fair market value of the shares of Common Stock of the Company, and therefore is subject to market fluctuations in the value of the Company's Common Stock until the date of distribution. The total number of shares of Common Stock of the Company reserved for issuance pursuant to the Deferred Stock Plan is 300,000, subject to adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization.

         The Company also has a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the Board of Directors in 1997. The Restricted Stock Plan was implemented to promote a greater identity of interests between the Company's nonemployee directors and its shareholders through increasing ownership of Common Stock by the nonemployee directors and to assist the Company in attracting and retaining qualified individuals to serve as nonemployee directors by affording them an opportunity to share in the future success of the Company. Under the Restricted Stock Plan, 195 restricted shares (the "Restricted Shares") are granted annually to each nonemployee director. The Restricted Shares are held in special restricted accounts by the Company's exchange agent and the nonemployee directors have no right to receive the shares until the restrictions lapse or are waived, at which time the shares are distributed in a lump sum payment. With the exception of the right to receive, sell, assign, pledge or otherwise transfer the Restricted Shares, the nonemployee director is entitled to all rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares. The restrictions expire when the nonemployee director reaches age 70 (or the then current mandatory retirement age), or the nonemployee director ceases to be a director before reaching age 70 because of death or disability. The Chief Executive Officer of the Company has the power to waive the restrictions in the event the nonemployee director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.

         In accordance with the Restricted Stock Plan, dividends paid on Restricted Shares are credited to an account for each nonemployee director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the number of Restricted Shares granted to the nonemployee director upon which restrictions have not yet lapsed and deferred stock units previously credited to such nonemployee director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of Common Stock for the 20 trading days prior to the dividend payment date. The dividends held as deferred stock units will be paid to the nonemployee director in the form of Common Stock upon the nonemployee director's termination of service, regardless of whether or not the Restricted Shares are ever distributed.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following is information regarding persons known to the Company to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company, which is the only outstanding class of voting securities of the Company.

---------------------------------------------- ------------------------------ -------------------------
             NAME AND ADDRESS OF                   AMOUNT AND NATURE OF              PERCENT OF
              BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP                CLASS
---------------------------------------------- ------------------------------ -------------------------
State Farm Mutual Automobile Insurance             11,032,200 shares(1)                10.9%
Company and Affiliates
One State Farm Plaza
Bloomington, Illinois 61710

AmSouth Bancorporation                              9,571,260 shares(2)                 9.5%
AmSouth Sonat Tower
Birmingham, Alabama 35203

Gerald Ratner, as Attorney and Agent                7,207,551 shares(3)                 7.2%
222 North LaSalle Street
Chicago, Illinois 60601

AMVESCAP PLC                                        6,704,394 shares(4)                 6.7%
11 Devonshire Square
London EC2M 4YR
England

(1) Based on information contained in the Schedule 13G, dated February 2, 1999, filed with the Securities and Exchange Commission, as adjusted to reflect the 3-for-1 stock split effected on March 10, 1999. The total includes 8,373,600 shares over which State Farm Mutual Automobile Insurance Company holds sole voting and dispositive power, 1,199,400 shares over which State Farm Investment Management Corp. holds sole voting and dispositive power, and 1,459,200 shares over which State Farm Employees Savings and Thrift Plan holds sole voting and dispositive power. State Farm Mutual Automobile Insurance Company and each of the various affiliated entities listed on Exhibit A to the Schedule 13G expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."

(2) Based on information contained in a Schedule 13G, dated February 16, 1999, filed with the Securities and Exchange Commission, as adjusted to reflect the 3-for-1 stock split effected on March 10, 1999. The total consists exclusively of shares of Common Stock held by estates and trusts of which AmSouth Bank, a subsidiary of AmSouth Bancorporation, is a fiduciary. No single one of these estates or trusts holds as much as 5% of the Common Stock of the Company. As reported in the Schedule 13G, AmSouth Bank has shared voting power with respect to 8,809,065 shares and shared dispositive power with respect to 8,211,135 shares.

(3) The Company has been advised by Gerald Ratner that Lester Crown, members of his family, and certain partnerships and trusts associated with the Crown family are the beneficial owners of 7,207,551 shares of the Common Stock of the Company, as adjusted to reflect a 3-for-1 stock split effected on March 10, 1999. Such persons, including Mr. Crown, disclaim that they act as a group for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise and disclaim that any one of such persons is the beneficial owner of shares owned by any other such person.

(4) Based on information contained in a Schedule 13G, dated February 10, 1999, filed with the Securities and Exchange Commission, as adjusted to reflect a 3-for-1 stock split effected on March 10, 1999. AMVESCAP PLC has shared voting and dispositive power with respect to such shares with its subsidiaries AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., and INVESCO North American Holdings, Inc., each of which is a holding company, and INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc. and INVESCO Realty Advisors, Inc., each of which is a registered investment adviser under the Investment Advisers Act of 1940. AMVESCAP PLC and each of the foregoing affiliated entities expressly disclaim "beneficial ownership" of the securities covered by the Schedule 13G.


                         SECURITY HOLDINGS OF MANAGEMENT

         The following table sets forth information, unless otherwise indicated, as of March 1, 1999, regarding Common Stock and stock-based holdings of the directors, the chief executive officer and the four other most highly compensated executive officers which are based on the Common Stock of the Company. The "Stock" column shows beneficial ownership, direct and indirect, and the "Total" column shows all stock-based holdings, including those in the "Stock" column. The value of their total holdings will increase or decrease with changes in the price of the Company's Common Stock. All numbers have been adjusted to reflect a 3-for-1 stock split effected on March 10, 1999.

              COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS(1)
--------------------------------------- ---------------- ------------------
                 NAME                      STOCK(2)          TOTAL(3)
--------------------------------------- ---------------- ------------------
     Marion H. Antonini                     13,145            86,244
     Guy M. Badgett, III                    63,363            78,464
     Philip J. Carroll                         -0-               -0-
     Peter J. Clemens, III                 168,927           187,157
     Livio D. DeSimone                       3,545            48,194
     A. Frederick Gerstell                   7,500             7,500
     John K. Greene                         72,623(4)         84,411(4)
     Donald M. James                       192,856           211,867
     Daniel J. Leemon                       84,864           101,451
     Douglas J. McGregor                     1,745(5)         28,492(5)
     Ann D. McLaughlin                       3,407            27,970
     James V. Napier                         3,545            12,295
     Donald B. Rice                          2,345(6)         10,085(6)
     Herbert A. Sklenar                    655,151           681,498
     James W. Smack                         69,069            83,713
     Orin R. Smith                           3,545            42,642
     All Directors and Executive
     Officers as a group (27 persons)    1,801,100(7)      2,251,761

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of March 1, 1999, that such person or group has the right to acquire within sixty days after such date, or with respect to which such person otherwise has, or shares, voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within sixty days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. None of the directors or executive officers listed in the table individually own in excess of 1% of the outstanding Common Stock of the Company.

(2) With respect to employees of the Company, includes shares held under the Company's Thrift Plan for Salaried Employees on March 1, 1999, to the extent the beneficial ownership was vested in the persons listed. Also includes shares beneficially owned by spouses of persons listed and other relatives living in their households, whether or not interest in such shares is disclaimed by the person listed. With respect to nonemployee directors, includes restricted shares awarded under the Company's Restricted Stock Plan for Nonemployee Directors.

(3) With respect to the holdings of nonemployee directors, includes stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Deferred Compensation Plan for Directors Who Are Not Employees of the Company and deferred stock units held in an account for each nonemployee director pursuant to the Company's Deferred Stock Plan for Nonemployee Directors and Restricted Stock Plan for Nonemployee Directors (each of which is more fully described beginning at page 10 hereof). With respect to executive officers, these totals include shares awarded but not yet earned under the 1991 Long-Range Performance Share Plan (which is more fully described at Note 3 to the Summary Compensation Table on page 15) which carry no voting or dividend rights. Also includes stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Company's Unfunded Supplemental Benefit Plan for Salaried Employees.

(4) Includes 13,200 shares of the Common Stock of the Company held by John K. Greene and a bank, as trustees under a trust created by Mr. Greene's mother. Mr. Greene is an income beneficiary of this trust and has a special power of appointment over the trust assets. Also includes a total of 9,600 shares which are held in two trusts of which Mr. Greene and another individual are co-trustees.

(5) Includes 1,350 shares which are held in a trust of which Mr. McGregor is the trustee.

(6) Includes 1,200 shares which are held in a retirement trust of which Dr. Rice is the trustee and full beneficiary.

(7) The Common Stock holdings of all directors and executive officers as a group represents 1.8% of the outstanding Common Stock of the Company.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for Mr. James and the four other executive officers of the Company who were the most highly compensated for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                             LONG-TERM
                                            ANNUAL COMPENSATION            COMPENSATION
                                           ---------------------    --------------------------
NAME AND                                                             OPTIONS          LTIP            ALL OTHER
PRINCIPAL POSITION             YEAR        SALARY       BONUS(1)    GRANTED(2)     PAYOUTS(3)       COMPENSATION(4)
                                                                    (NUMBER OF
                                                                     SHARES)
---------------------------------------------------------------------------------------------------------------------
Donald M. James                1998        $591,668     $750,000      135,000       $253,152            $40,150
Chairman and                   1997        $550,008     $505,803      180,000       $163,438            $27,711
Chief Executive Officer        1996        $378,402     $360,000      150,000       $ 56,108            $ 7,951

Peter J. Clemens, III          1998        $331,340     $320,000       39,000       $281,292            $33,827
Executive Vice President,      1997        $306,668     $253,500       44,175       $210,901            $28,727
Finance & Administration &     1996        $273,658     $215,000       46,575       $ 90,100            $17,466
Treasurer

Guy M. Badgett, III            1998        $242,504     $225,000       21,225       $203,906            $24,247
Senior Vice President,         1997        $220,337     $180,000       22,650       $107,146            $20,283
Construction Materials,        1996        $194,510     $147,000       22,200       $ 31,051            $12,420
East

Daniel J. Leemon               1998        $241,834     $225,000       19,800       $267,222            $25,000
President,                     1997        $231,338     $192,000       22,650       $226,793            $21,531
Midsouth Division              1996        $221,510     $151,000       22,200       $ 80,655            $11,882

James W. Smack                 1998        $213,668     $214,000       19,800       $203,906            $21,154
President,                     1997        $200,340     $146,500       22,650       $159,695            $18,528
CalMat Division                1996        $189,670     $137,000       22,200       $ 36,028            $11,187

(1) Consists of payments made under the Company's Management Incentive Plan ("MIP"). If a Change in Control (see the definition of "Change in Control" on page 26) occurs in a given year, awards already determined by the Compensation Committee for that year will be paid. If the Change in Control occurs after the end of a given year, and the Compensation Committee has not determined an award, participants will be entitled to the entire "target award" (as defined in the MIP). Participants will receive pro rata portions of their target awards if the Change in Control occurs before the end of the given year.

(2) See Option Grant Table on page 17 for more detail concerning the option grants. All numbers have been adjusted to reflect a 3-for-1 stock split effected by the Company on March 10, 1999.

(3) Represents the dollar value of performance shares paid under the Company's 1991 Long-Range Performance Share Plan (the "1991 Plan"). Payment of performance share awards is subject to conditions for payment which are set by the Compensation Committee. The Compensation Committee determined that payment with respect to one-half of the award will be based on a comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of a group of comparison companies which was selected by the

Compensation Committee at the time awards were made. Payment with respect to the other one-half of the award will be based on a comparison of the Company's return on investment performance with the return on investment performance of the companies constituting the comparison group. Payments under the 1991 Plan will be made only if the Company's performance in growth in earnings per share or in return on investment places it in at least the 50th percentile in a ranking of companies in the comparison group. However, regardless of the Company's ranking in the comparison group, no payment with respect to the earnings per share half of the award is made if the Company's average earnings per share during the award period is less than the Company's average earnings per share during the five years ended December 31, 1998. Likewise, no payment with respect to the return on investment half of the award is made if the Company's average pretax return on investment is less than the average three-month U.S. Treasury Bill rate during the award period.

The Company's performance with respect to earnings per share or return on investment must place it at the 50th percentile in the comparison group in order to earn 50% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it at the 75th percentile in the comparison group in order to earn 100% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it in the 100th percentile in the comparison group in order to earn 150% of the half of the award allocated to such criterion. Pro rata payments of all outstanding awards will be made if, within two years of a Change in Control (see the definition of "Change in Control" on page 26), a participant is terminated under the circumstances described in the 1991 Plan.

Payments under the Plan are made in Common Stock valued at the average of the high and low trading prices of the stock on the date of payment.

(4) These amounts consist of Company contributions made on behalf of the named employee to the Company's Thrift Plan for Salaried Employees (the "Thrift Plan") and to the Company's Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan"). Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. The following amounts were contributed pursuant to the Thrift Plan during 1998: Mr. James $6,400, Mr. Clemens $9,600, Mr. Badgett $9,600, Mr. Leemon $9,600 and Mr. Smack $9,600. The following amounts were accrued pursuant to the Supplemental Plan during 1998: Mr. James $33,750, Mr. Clemens $24,227, Mr. Badgett $14,647, Mr. Leemon $15,400 and Mr. Smack $11,554.

                              OPTION GRANTS IN 1998

         The following table sets forth each grant of stock options during 1998 to Mr. James and the other named executive officers:

---------------------------------------------------------------------------------------------------
                          NUMBER OF
                         SECURITIES     % OF TOTAL     EXERCISE OR    EXPIRATION      GRANT DATE
         NAME            UNDERLYING       SHARES       BASE PRICE        DATE       PRESENT VALUE
                           OPTIONS        GRANTED                                       ($)(2)
                         GRANTED(1)
---------------------------------------------------------------------------------------------------
D. M. James                135,000         13.21          $32.95        2/12/08        $692,550


P. J. Clemens, III          39,000          3.82          $32.95        2/12/08        $200,070


G. M. Badgett, III          21,225          2.08          $32.95        2/12/08        $108,884


D. J. Leemon                19,800          1.94          $32.95        2/12/08        $101,574


J. W. Smack                 19,800          1.94          $32.95        2/12/08        $101,574

(1) Reflects nonqualified options granted pursuant to the Company's 1996 Long-Term Incentive Plan. The option exercise price of all options granted equals the fair market value of the shares of Common Stock of the Company on the date of grant. The options are subject to vesting in 20% increments over a five-year period, unless accelerated upon the optionee's death, disability or retirement or upon a Change in Control of the Company. All numbers have been adjusted to reflect a 3-for-1 stock split effected on March 10, 1999.

(2) Pursuant to the rules of the Securities and Exchange Commission, the Company has elected to provide a grant date present value for these option grants determined by a modified Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 17.9% (derived by using daily closing stock prices for the twelve months preceding the grant date), a dividend yield of 2.1%, an interest rate of 5.6% (the rate on a U.S. Treasury note with a maturity date of five years from the grant date), and an expected time of exercise of six years from grant date. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 1998. No stock options were exercised by the executive officers named below during 1998. All numbers have been adjusted to reflect a 3-for-1 stock split effected on March 10, 1999.


------------------------------------------------------------------------------------------------------------
                           NUMBER OF SECURITIES                              VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED OPTIONS                      IN-THE-MONEY OPTIONS AT
                            AT FISCAL YEAR END                                 FISCAL YEAR END
                       -------------------------------------------------------------------------------------

NAME                      EXERCISABLE(1)      UNEXERCISABLE(2)      EXERCISABLE(1)       UNEXERCISABLE(2)
------------------------------------------------------------------------------------------------------------
D. M. James                   96,000               369,000              $2,207,520           $6,568,718

P. J. Clemens, III            27,465               102,285              $  634,001           $1,808,086

G. M. Badgett, III            13,410                52,665              $  309,590           $  915,909

D. J. Leemon                  13,410                51,240              $  309,590           $  901,910

J. W. Smack                   13,410                51,240              $  309,590           $  901,910

(1) The number of securities underlying unexercised options consists of presently exercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of unexercised in-the-money options represents the difference between the fair market value of the shares subject to unexercised options as of December 31, 1998 and the option exercise price of the shares. A fair market value of $42.7708 per share is used and is based upon the high/low average price of the Common Stock on the New York Stock Exchange on December 31, 1998, the final trading day of 1998, as adjusted to reflect the 3-for-1 stock split effected by the Company on March 10, 1999. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.

(2) Consists of presently unexercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of the unexercisable in-the-money options represents the difference between the fair market value of the shares subject to the options as of December 31, 1998, and the option exercise price of the shares. A fair market value of $42.7708 per share is used and is based upon the high/low average price of the Common Stock on the New York Stock Exchange on December 31, 1998, the final trading day of 1998, as adjusted to reflect the 3-for-1 stock split effected by the Company on March 10, 1999. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.

                      REPORT OF THE COMPENSATION COMMITTEE

         Under the supervision of the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of nonemployee directors, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's senior managers with those of its shareholders. The objective of the Company is to provide a competitive compensation program that reflects both Company and individual performance. The Committee believes that the senior management of the Company is dedicated to achieving superior financial performance and that the performance-based compensation policies and plans the Committee has implemented contribute to achieving this management focus. Compensation for senior management, including the Chief Executive Officer, consists of base salary and annual and long-term incentive compensation. The annual and long-term incentive compensation is directly related to the Company's performance as measured by specific financial factors.

         The Committee sets base salaries, determines the amounts payable under the Management Incentive Plan, makes awards under the 1996 Long-Term Incentive Plan (the "1996 Plan") and authorizes payments under the predecessor 1991 Long-Range Performance Share Plan (the "1991 Plan") for all officers of the Company, division presidents and Chemicals Group business unit presidents (the "Senior Executives"). This group includes Donald M. James, Chairman of the Board and Chief Executive Officer and each of the other four executive officers named in the Summary Compensation Table. In addition, the Committee determines the total amount payable to all other eligible employees under the Management Incentive Plan, makes awards under the 1996 Plan and authorizes payments under the 1991 Plan to all other eligible employees.

         BASE SALARY. The base salary of each Senior Executive (other than the Chief Executive Officer) is established annually by the Committee based on the recommendation of the Chief Executive Officer and is set independently from the other elements of the compensation package. The recommendations of the Chief Executive Officer are developed by a process which begins with the establishment of a competitive market salary rate for each Senior Executive position. The competitive market salary rate is based on a study conducted by the Company's human resources staff of salaries paid to executives in comparable positions at companies of comparable size to the Company. In order to set these market rates, the Company's human resources staff relies on data from general industry surveys. The companies in the Wilshire Materials and Services Index, the performance of which is charted in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the surveys. The competitive market rates are generally targeted to the medians of the salaries identified in the surveys. The competitive market rate for each Senior Executive is then reviewed by the Chief Executive Officer and individual salaries are proposed to the Committee based on the established rate and the results of individual performance evaluations that take into account, among other factors, the achievement of individual, group and company-wide performance goals. The resulting recommendations are then presented to the Committee, along with data supporting the recommendations. The Committee typically follows the recommendations of the Chief Executive Officer in setting the salaries of the Senior Executives (other than the Chief Executive Officer). The 1997 base salaries of the Senior Executives were increased in 1998 to reflect increases in competitive market rates and the performance of the Senior Executives. The average of the salaries paid to the Senior Executives in 1998 was at the median of the competitive market rates.

         In establishing the Chief Executive Officer's salary, the Committee also reviews the competitive market rate for his position, its assessment of his performance and the Company's performance. Mr. James does not participate in setting his own salary. In February, 1998, the Committee increased Mr. James' salary based on its consideration of his performance with respect to a number of factors, including significant improvement in the Company's financial performance.

         MANAGEMENT INCENTIVE PLAN. The purpose of the Management Incentive Plan is to promote the profitability of the Company by providing incentive and reward for those employees who lead the Company's efforts to improve the operating progress and earnings of the Company. Annual incentive awards under the Company's Management Incentive Plan are tied directly to the Company's performance and that of individual profit centers as measured by specific financial performance factors approved by the Committee. After the end of each fiscal year and completion of the audit of the Company's financial statements for that year, the Committee establishes the amount to be added to the Management Incentive Plan fund, which amount, in accordance with the terms of the Management Incentive Plan, cannot exceed 12 1/2% of consolidated net earnings in excess of an amount equal to 6% of net capital for such year. The amount added to the fund is usually well below the maximum allowable.

         The Committee sets the target bonus for each Senior Executive; it is equivalent to a specified percentage of each Senior Executive's base salary. Generally, this percentage becomes greater as the level of the Senior Executive's responsibility increases. The amount of any award to an individual under the Management Incentive Plan may be lower or higher than the individual's target bonus depending on the overall corporate or profit center or group performance and the individual's personal performance.

         During 1996, the Committee adopted Economic Profit ("EP") as the primary financial performance measure upon which awards under the Management Incentive Plan will be based. It is the view of the Committee and management that improvement in EP is closely correlated with an increase in share price. EP is derived by subtracting a capital charge from the Company's net operating profit after taxes. EP performance for 1998 was compared to a targeted performance level. Bonuses under the Management Incentive Plan are increased or decreased proportionately in relation to the success (or failure) of the Senior Executive in achieving EP objectives.

         Also in 1996, the Committee determined that individual deferred bonus accounts should be utilized in the administration of the Management Incentive Plan. Such deferred bonus accounts are designed to enhance the motivational value of the Management Incentive Plan by providing Management Incentive Plan participants an equity-like stake in the future performance of the Company. Each year the deferred bonus account will be credited or debited to reflect EP and individual performance, and one-half of the resulting account balance will be paid to the participant. The remaining account balance will be carried forward for use in determining payments in subsequent years.

         In establishing the 1998 Management Incentive Plan awards, the Committee reviewed with the Chief Executive Officer (Mr. James) management's recommendations concerning the bonuses to be awarded and the target bonuses established for each position. These recommendations did not include any recommendations with respect to Mr. James.

         The Management Incentive Plan payment to Mr. James with respect to 1998 was determined as described above. In addition, the Committee independently evaluated Mr. James' performance in his role as Chief Executive Officer. The Committee took note of the Company's record earnings per share in 1998. Earnings per share were up 23%. He has also provided leadership in evaluating and implementing growth opportunities such as the chloralkali joint venture with Mitsui & Co. and the successful tender offer for CalMat Co. which commenced in late 1998. The Committee also reviewed the total return to the Company's shareholders in 1998 of 31.30% compared to the S&P 500 total return of 28.53%. Based on 1998 performance, Mr. James' payment under the Management Incentive Plan was 125% of his base salary.

         LONG-TERM INCENTIVES. Long-term incentives are provided under the 1991 Plan and the 1996 Plan (collectively, the "Plans"). The purpose of the Plans is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The last award under the 1991 Plan was granted in 1995. No future awards will be made under the 1991 Plan.

         At the Annual Meeting in May 1996, the shareholders approved the adoption of the 1996 Plan. The 1996 Plan authorizes the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based incentives which may be adopted by the Committee. In 1998, long-term incentive awards were made exclusively in the form of nonqualified stock options. The value of such stock option awards to the Senior Executives was determined based on a percentage of the base salary market rate for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

         The nonqualified stock options granted in 1998, have a ten-year term and vest in equal amounts over a five-year period, unless accelerated due to the retirement, death or disability of the optionee. The exercise price of the stock options is equal to the market price of the Common Stock on the date of the grant and, therefore, will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders.

         Awards of performance shares under the 1991 Plan were made annually through 1995 by the Committee and have a maturity period of five years (except for awards for shorter periods made to executives who are within five years of retirement). One performance share corresponds to one share of Common Stock, but carries no voting or dividend rights. The Committee established conditions for payment and selected a group of companies to which the Company's performance would be compared over the five-year award period. As determined by the Committee, payment with respect to one-half of each performance share award is based on comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of the comparison companies. Payment with respect to the other one-half of the award is based on a comparison of the Company's return on investment performance with the return on investment performance of the comparison companies. The companies in the Wilshire Materials and Services Index, which was used in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the comparison group. In setting the number of shares to be awarded to each Senior Executive, the Committee used a formulistic approach. The value of the performance shares awarded generally was equal to a percentage of the sum of the market rate salary and the target bonus for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

         In May 1998, the Committee determined that conditions established with respect to performance shares awarded in 1993 had been met to the extent that 103.3% of the awards made in that year were earned and paid. The Company's performance with respect to the five-year award period placed it at the 86th percentile in return on investment and at the 67th percentile in growth in earnings per share with respect to a comparison group of companies. The performance share payment made to Mr. James in 1998 was the same percentage that was paid to all other participants in the 1991 Plan.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Internal Revenue Code Section 162(m), enacted in 1993, prohibits a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other highest paid executive officers. To date, none of the executives named in the Summary Compensation Table, with the exception of Mr. James, has received annual compensation exceeding $1 million.

         Internal Revenue Service regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. It is the Committee's understanding that awards and payments made pursuant to the 1991 Plan and the options granted under the 1996 Plan should qualify under the regulations as "performance-based" compensation. The Management Incentive Plan has been approved by the shareholders and satisfies several, but not all, of the criteria necessary to be deemed "qualified performance-based compensation." The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                    COMPENSATION COMMITTEE

                                    O. R. Smith, Chairman
                                    M. H. Antonini
                                    L. D. DeSimone
                                    D. J. McGregor
                                    J. V. Napier

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The following graph and table compare the performance of the Company's Common Stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Wilshire Materials and Services Index ("Wilshire M&S") for the period commencing December 31, 1993, and ending on December 31, 1998. All of these indices have been calculated by Wilshire Associates, Incorporated. The Wilshire M&S Index is a market capitalization weighted index containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes the Company and approximately 1,600 other corporations, some of which are in the mining and chemicals industries. The Index is one of nine sectors that make up the Wilshire 5000. The graph assumes that the index value of the investment in the Company's Common Stock and each index was 100 on December 31, 1993, and that all dividends have been reinvested.

                    COMPARATIVE TOTAL RETURNS TO SHAREHOLDERS


Index as of December 31
----------------------------------------------------------------------------------------------------
                                1993        1994        1995        1996       1997        1998
----------------------------------------------------------------------------------------------------
        Vulcan (VMC)             100         111         130         141         242        318
       S&P 500 Index             100         101         139         172         229        294
        Wilshire M&S             100          98         123         140         161        162
----------------------------------------------------------------------------------------------------

                             RETIREMENT INCOME PLAN

         The Retirement Income Plan for Salaried Employees of Vulcan Materials Company (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or later actual retirement) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under the Company's Management Incentive Plan, as described in the "Salary" and "Bonus" columns of the Summary Compensation Table. The benefit amounts are subject to deductions equal to 1.34% of a participant's monthly primary social security benefit for each year of benefit service, up to a maximum of 50% of the primary social security benefit. There were no contributions by the Company to the Retirement Plan in 1998 due to the full funding limitations imposed by federal law.

         Under Section 415 of the Internal Revenue Code, the maximum benefit allowable under the Retirement Plan for an employee retiring at age 65 in 1998 is $130,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Internal Revenue Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $160,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, the Company has an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables the Company to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

         The Supplemental Plan is unfunded and amounts due the employees covered thereby are general obligations of the Company; however, the Supplemental Plan contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Supplemental Plan.

         The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change in Control of the Company (see the definition of "Change in Control" on page 26 below) if, simultaneously with or subsequent to the Change in Control, the participant's employment is terminated, the Supplemental Plan is terminated or the Company's capital structure is changed materially.

         Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 1998, to an employee retiring at age 65 payable in the form of a single life annuity and is subject to the above-described deduction for the primary social security benefit.

REMUNERATION        15 YEARS        20 YEARS         25 YEARS         30 YEARS         35 YEARS        40 YEARS
------------        --------        --------         --------         --------         --------        --------
  $100,000            25,200          33,600           40,650           47,700          54,750          58,000
   150,000            37,800          50,400           60,975           71,550          82,125          87,000
   200,000            50,400          67,200           81,300           95,400         109,500         116,000
   250,000            63,000          84,000          101,625          119,250         136,875         145,000
   300,000            75,600         100,800          121,950          143,100         164,250         174,000
   350,000            88,200         117,600          142,275          166,950         191,625         203,000
   400,000           100,800         134,400          162,600          190,800         219,000         232,000
   500,000           126,000         168,000          203,250          238,500         273,750         290,000
   600,000           151,200         201,600          243,900          286,200         328,500         348,000
   700,000           176,400         235,200          284,550          333,900         383,250         406,000
   800,000           201,600         268,800          325,200          381,600         438,000         464,000
   900,000           226,800         302,400          365,850          429,300         492,750         522,000
 1,000,000           252,000         336,000          406,500          477,000         547,500         580,000

         The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 1998, for Mr. James and the four other executive officers named in the Summary Compensation Table are shown below.

-----------------------------------------------------
                                      YEARS OF
NAME                              BENEFIT SERVICE
                                   AS OF 12/31/98
-----------------------------------------------------
    Donald M. James                     6
    Peter J. Clemens, III              21  5/12
    Guy M. Badgett, III                28  1/12
    Daniel J. Leemon                   17  5/12
    James W. Smack                     16  1/12

                         EMPLOYEE SPECIAL SEVERANCE PLAN

         The Company's Employee Special Severance Plan (the "Special Severance Plan") became effective in 1990, following adoption by the Board of Directors. The Special Severance Plan covers all full-time salaried employees, including the executive officers named in the Summary Compensation Table, and is designed to reassure participants in the event of a Change in Control (as defined below) of the Company, so that they can continue to focus their time and energy on business-related concerns rather than personal concerns. A Change in Control is defined as (1) the acquisition by any person, entity or group of 25% or more of the outstanding shares of Company stock or the combined voting power of the Company's outstanding voting securities, unless a majority of the continuing directors determines that this acquisition does not constitute a Change in Control; (2) the continuing directors cease to constitute a majority of the Board of Directors; (3) approval by the Board of Directors of (a) a merger, consolidation or reorganization of the Company, after which either (i) the continuing directors do not constitute a majority of the directors of the surviving corporation, or (ii) any person, entity or group controls more than 25% of the combined voting power, (b) any sale, lease or other transfer of all or substantially all of the Company's assets, or (c) any plan or proposal for the Company's dissolution or liquidation, unless a majority of the continuing directors determine that such merger, consolidation, reorganization, sale, lease, other transfer, liquidation or dissolution shall not be deemed a Change in Control for purposes of the Special Severance Plan. A participant is entitled to benefits under the Special Severance Plan if, within two years after a Change in Control, the participant's employment is terminated without substantial cause ("Substantial Cause") or is voluntarily terminated by the participant for good reason ("Good Reason"). Substantial Cause is defined as: (1) the participant's willful and continued failure to substantially perform his duties after receiving a written demand for substantial performance; (2) the participant's willful engaging in an act of gross misconduct which is demonstrably injurious to the Company; or (3) the participant's commission of an act of fraud intended to result in substantial personal enrichment. Good Reason is defined as: (1) the assignment to the participant of duties that are materially inconsistent with his position or a change in the participant's title or office without his consent; (2) a reduction in the participant's salary or the Company's failure to increase the participant's salary by a specified percentage and by a specified date; (3) a change in the participant's principal work location to a location more than 50 miles from his current principal work location; (4) the Company's failure to maintain any benefit or compensation plan (collectively, "Plans") in which the participant was participating, a reduction of the participant's benefits under the Plans, or the failure to provide the participant the number of vacation days to which he is entitled; (5) the Company's failure to pay the participant any compensation within seven days of its due date; (6) the Company's failure to require any successor to the Company to assume the obligations pursuant to the Special Severance Plan; or (7) the Company's termination of the participant in a manner inconsistent with the Special Severance Plan.

         Benefits under the Special Severance Plan include a lump-sum payment upon termination which, in the case of executives of the Company whose compensation is determined by the Compensation Committee of the Board of Directors, would be equal to two years' base salary. The lump-sum payments made to other participants would be equal to two and one-half weeks' base salary times the participant's years of service, subject to a maximum of two years' base salary and a minimum ranging from one-fourth year's base salary to one year's base salary, depending upon the participant's position with the Company. (The Special Severance Plan also contains limitations on benefits which are designed to prevent the payments made under the Special Severance Plan, when added to payments which may be made to employees under other Company plans in the event of a Change in Control, from exceeding certain limits imposed by the Internal Revenue Code.) Benefits under the Special Severance Plan also include the maintenance by the Company of all life insurance, accidental death and dismemberment insurance and medical, dental and prescription drug plans in which the participant was entitled to participate for up to one year from a participant's termination.

         The Special Severance Plan is unfunded, but contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Special Severance Plan.


                         2. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Review Committee, which is composed of directors who are not officers of the Company, the Board of Directors has appointed Deloitte & Touche LLP, a firm of independent certified public accountants, as independent auditors for the year 1999 and until their successors are chosen. The function of the independent auditors is to audit the accounts and records of the Company, to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and changes in consolidated financial position of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board of Directors. Although shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the shares voting at the Annual Meeting fails to ratify the selection of Deloitte & Touche LLP as independent auditors, the Board of Directors will consider the selection of another independent certified public accounting firm.

         The firm of Deloitte & Touche LLP, or its predecessors, Deloitte Haskins & Sells and Haskins & Sells, has audited the Company's financial statements since 1956. A representative of that firm will be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                THE PROPOSAL TO RATIFY ITS INDEPENDENT AUDITORS.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1998, and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 1998, all filing requirements applicable to its officers, directors and shareholders were complied with in a timely manner.

                         SHAREHOLDER PROPOSALS FOR 2000

         To be eligible for inclusion in the Company's Proxy Statement and form of proxy for its 2000 annual meeting, a shareholder's proposal must be received by the Company at its principal office no later than December 1, 1999. Proposals should be addressed to William F. Denson, III, Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014.

                                    VULCAN MATERIALS COMPANY



                                    WILLIAM F. DENSON, III
                                    Secretary


1200 Urban Center Drive
Birmingham, Alabama 35242
March 31, 1999

                                    NOTICE OF

                                 ANNUAL MEETING

                                       AND

                                 PROXY STATEMENT


                                ANNUAL MEETING OF

                                  SHAREHOLDERS


                                  MAY 14, 1999


                            VULCAN MATERIALS COMPANY

                            VULCAN MATERIALS COMPANY


P                   Annual Meeting of Shareholders May 14, 1999

R          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF VULCAN MATERIALS COMPANY
O
          The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and
X ORIN R. SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if
Y present at the 1999 Annual Meeting of Shareholders to be held May 14, 1999, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

          Election of Directors
          Nominees for Election as Directors: (three year terms) 01 Philip J. Carroll, 02 Livio D. DeSimone, 03 Donald M. James and 04 Ann D. McLaughlin; (two year term), 05 Herbert A. Sklenar

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

          If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the stockholder in the Thrift Plan for Salaried Employees, Construction Materials Divisions Hourly Employee Savings Plan and the Chemicals Group Hourly Employees Savings Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plans.

                                                              (SEE REVERSE SIDE)
--------------------------------------------------------------------------------
                                  DETACH HERE
                            ABOVE IS YOUR PROXY CARD

     Please mark your
[X]  votes as in this
     example.


 This Proxy when properly executed will be voted in the manner directed herein.
   If no direction is given, this Proxy will be voted FOR all of the Board of
                    Directors' nominees and FOR proposal 2.
------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.
------------------------------------------------------------------------------
                    FOR   WITHHELD                                      FOR   AGAINST   ABSTAIN
1. Election of                       2. Ratification of Deloitte &
   Directors.       [ ]     [ ]         Touche LLP as independent       [ ]     [ ]      [ ]
   (See reverse)                        auditors for the year 1999.


For, except vote withhold from the following nominees(s)


----------------------------------------------------





      Please sign name(s) exactly as printed hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.


       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
        SIGNATURES(S)                                DATE

-------------------------------------------------------------------------------
                                - DETACH HERE -



                                                            VOTER CONTROL NUMBER



TO VULCAN MATERIALS COMPANY SHAREHOLDERS:

Vulcan Materials Company encourages you to take advantage of two new and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. This eliminates the need to return this proxy card.

To vote your shares electronically, you must use the Voter Control Number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system. Your telephone or internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To Vote by Phone:    On a touch-tone telephone dial 1-800-OK2-VOTE
                     (1-800-652-8683). You will be asked to enter the Voter
                     Control Number. Then follow the instructions.

To Vote by Internet: Log on the internet and go to the website
                     http://www.vote-by-net.com. Click on the "Proxy Voting" icon. You will be asked to enter your voter control number. Then follow the instructions.

To Vote by Mail:     Mark, sign and date your proxy card and return it in the
                     enclosed postage-paid envelope. If you are voting by telephone or the internet, please do not mail your proxy card.

Your are invited to attend the 1999 Annual Meeting of Shareholders on Friday, May 14, 1999, at 10:00 a.m. in the Corporate Headquarters of Vulcan Materials Company, McCook Conference Room, 1200 Urban Center Drive, Birmingham, Alabama.

Thank you in advance for voting on these important issues.



William F. Denson, III
Secretary